Exhibit 21.01

WK KELLOGG CO SUBSIDIARIES
(COMMON STOCK OWNERSHIP)

WK Kellogg Co Subsidiaries	State or Other Jurisdiction of Incorporation
1906 Foreign Trading LLC	Delaware
1906 GBS Mex Co, S de RL de CV	Mexico
1906 Mexicali Co, S de RL de CV	Mexico
BC Can Holding II LLC	Delaware
BC Mex Holding I LLC	Delaware
BC Mex Holding II LLC	Delaware
BCHQ Real Estate LLC	Delaware
Bear Naked LLC	Delaware
Kashi LLC	California
Kashi Sales, L.L.C.	Delaware
Kellogg USA LLC	Michigan
WK Kellogg Business Services LLC	Delaware
WK Kellogg Canada Corp.	Canada
WK Kellogg NA Holding Co	Delaware
WK Kellogg North America LLC	Delaware
WK Kellogg Puerto Rico LLC	Puerto Rico
WK Kellogg Sales LLC	Delaware

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